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                                                                   EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Independent Certified Public Accountants" in the Registration Statement (Form S-3) and related Prospectus of United States Filter Corporation for the registration of $69,000,000 of convertible subordinated notes and to the incorporation by reference therein of our report dated February 8, 1996, except for Notes 4 and 10, as to which the date is May 10, 1996, with respect to the consolidated financial statements of Zimpro Environmental, Inc. included in the Current Report on Form 8-K of United States Filter Corporation dated May 31, 1996, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP
                                              Ernst & Young LLP

Minneapolis, Minnesota
December 11, 1996